EXHIBIT 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 30, 2020, relating to the financial statements of I/N Tek, for the years ended December 31, 2019 and 2018, appearing in the Form 8-K/A dated February 8, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 12, 2021